1347 PROPERTY INSURANCE HOLDINGS, INC. 8-K

Exhibit 99.1

1347 PROPERTY INSURANCE HOLDINGS, INC. ANNOUNCES 2016 SECOND QUARTER

FINANCIAL RESULTS
Q2 2016 Net Income of $1.3 million, or $0.22 per diluted share

Conference Call Scheduled For August 12, 2016 at 10:00 a.m. ET

Second Quarter 2016 Financial and Operating Highlights

(unless noted all financial comparisons are to the prior-year quarter)

•	Gross premiums written increased 20.8% to $14.7 million from $12.2 million.
•	Net premiums earned increased 20.2% to $7.5 million from $6.3 million.
•	Net combined ratio was 76.4%; compared with 106.9% in the prior year quarter.
•	Net income was approximately $1.3 million, or $0.22 per diluted share, compared to net loss of $(0.1) million, or $(0.02) per diluted share.
•	Book value per share of $7.85 at June 30, 2016 versus $7.74 at December 31, 2015 and $7.67 a year ago.
•	In-force policy count at June 30, 2016 increased to 30,800 from 29,600 at March 31, 2016.
•	Share repurchase program continues; The Company bought back 49,119 shares in the second quarter at an average price of $6.81 and has remaining authorization to purchase an additional 200,881 shares as of June 30, 2016.

Tampa, FL – August 11, 2016 – 1347 Property Insurance Holdings, Inc. (NASDAQ: PIH) (the “Company”), a property and casualty insurance holding company offering specialty insurance to individual and commercial customers in Louisiana and Texas through its wholly-owned subsidiary, Maison Insurance Company (“Maison”), today announced financial results for its second quarter ended June 30, 2016.

Management Comments

Doug Raucy, Chief Executive Officer, stated, “We are pleased to have continued our steady growth in the second quarter and were able to deliver meaningful improvements in our loss and expense ratios despite ongoing claims activity from the significant weather events which occurred during February and March of this year. We ended the second quarter with approximately 30,800 policies in force, representing an increase of 4% versus the first quarter of 2016 as our independent agents continued to be our primary growth driver. As of the end of the quarter we had over 180 producing independent agents in Louisiana and approximately 90 producing independent agents in Texas, where we have been successfully expanding our network.” Mr. Raucy continued, “As pleased as we are with our growth in policy count, we are equally pleased to deliver a solidly-profitable result in the second quarter. Our net combined ratio of 76.4% was much improved versus the same quarter last year even though weather-related claims activity was significant. We believe this result is a testament to the reinsurance program we have put in place, allowing us to generate a profit by limiting our exposures to the significant storms we experienced in the first half of the year.”

Operating Review

	(Unaudited)			(Unaudited)
($ in thousands, except ratios and per share data)	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2016	2015	Change	2016	2015	Change
Gross premiums written	$14,714	$12,178	20.8%	$25,518	$20,199	26.3%
Ceded premiums written	$5,870	$3,552	65.3%	$9,441	$6,290	50.1%
Gross premiums earned	$11,708	$9,105	28.6%	$23,276	$17,704	31.5%
Ceded premiums earned	$4,196	$2,854	47.0%	$7,543	$5,435	38.8%
Net premiums earned	$7,512	$6,251	20.2%	$15,733	$12,269	28.2%

Total revenues	$7,893	$6,485	21.7%	$16,492	$12,885	28.0%

Gross losses and loss adjustment expenses	$5,616	$2,991	87.8%	$15,480	$3,619	327.7%
Ceded losses and loss adjustment expenses	$3,778	$(26)	n/a	$7,006	$(27)	n/a
Net losses and loss adjustment expenses	$1,838	$3,017	-39.1%	$8,474	$3,646	132.4%

Amortization of deferred policy acquisition costs	$2,063	$1,571	31.3%	$4,053	$3,097	30.9%
General and administrative expenses	$1,746	$1,985	-12.0%	$3,324	$3,790	-12.3%
Loss and amortization charges related to MSA termination	$86	$109	-21.1%	$174	$5,530	-96.9%

Income (loss) before tax expense (benefit)	$2,160	$(197)	n/a	$467	$(3,170)	n/a
Net income (loss)	$1,340	$(125)	n/a	$225	$(2,149)	n/a
Weighted average diluted shares outstanding	6,097	6,355	-4.1%	6,104	6,357	-4.0%

Ratios to Gross Premiums Earned:(1)
Ceded ratio	3.6%	31.6%	-28.0 pts	2.3%	30.9%	-28.6 pts
Gross loss ratio	48.0%	32.9%	15.1 pts	66.5%	20.4%	46.1 pts
DPAC ratio	17.6%	17.3%	0.3 pts	17.4%	17.5%	-0.1 pts
G&A ratio	14.9%	21.8%	-6.9 pts	14.3%	21.4%	-7.1 pts

Ratios to Net Premiums Earned:(1)
Net loss ratio	24.5%	48.3%	-23.8 pts	53.9%	29.7%	24.2 pts
Net expense ratio	51.9%	58.6%	-6.7 pts	48.0%	101.2%	-53.2 pts
Net combined ratio	76.4%	106.9%	-30.5 pts	101.9%	130.9%	29.0 pts

(1) See “Definition of Non-U.S. GAAP Financial Measures” Section below

Quarterly Financial Review

Premiums

Gross premiums written increased 20.8% to $14.7 million for the quarter ended June 30, 2016 compared with $12.2 million for the quarter ended June 30, 2015. Gross premiums earned increased 28.6% to $11.7 million for the quarter ended June 30, 2016 compared with $9.1 million for the quarter ended June 30, 2015. The increase for the three-month period was largely due to organic growth in voluntary production from the Company’s independent agents. The quarter ended June 30, 2016 also included $0.5 million of premium assumed through the Company’s agreement with Brotherhood in Texas, which commenced in June 2015. As of June 30, 2016, approximately 73% of the Company’s 30,700 policies in force were from voluntary policies obtained from the Company’s independent agent network, with the remainder obtained from take-out policies from Citizens.

Net premiums earned increased 20.2% to $7.5 million for the quarter ended June 30, 2016 compared with $6.3 million for the quarter ended June 30, 2015.

Losses and Loss Adjustment Expenses

The gross loss ratio for the quarter ended June 30, 2016 was 48.0% compared to 32.9% for the quarter ended June 30, 2015. The net loss ratio for the quarter ended June 30, 2016 was 24.5% compared to 48.3% for the quarter ended June 30, 2015. While claims activity was significant for the current quarter, as we continued to experience development on the wind and hail events which occurred in February and March 2016, we benefitted from recoveries due to us under our reinsurance treaties, due to the fact that, as previously communicated, we met our overall retention of $5.0 million for multiple storms in Q1 2016.

Amortization of Deferred Policy Acquisition Costs

Amortization of deferred policy acquisition costs for the second quarter of 2016 was $2.1 million, a $0.5 million increase over $1.6 million in the second quarter of 2015. As a percentage of gross premiums earned this expense was relatively stable at 17.6% for the second quarter of 2016, compared to 17.3% for the second quarter of 2015.

General and Administrative Expenses

General and administrative expenses for the second quarter of 2016 were $1.7 million, a 12.0% decrease from $2.0 million in the second quarter of 2015. General and administrative expenses as a percentage of gross premiums earned declined to 14.9% for the second quarter of 2016 compared to 21.8% for the prior year period, primarily due to growth of premium earned.

Net Income (Loss)

In the second quarter of 2016, the Company reported net income of $1.3 million, compared to a net loss of $0.1 million in the prior year period. The Company reported net income of $0.22 per diluted share during the second quarter of 2016, based on approximately 6.1 million weighted average shares outstanding, compared to a net loss of $0.02 per diluted share during the prior year period, based on approximately 6.4 million weighted average shares outstanding.

Balance Sheet / Investment Portfolio Highlights

At June 30, 2016, the Company held cash, cash equivalents and investments with a carrying value of $72.9 million. As of June 30, 2016, the Company’s investment in fixed maturities issued by the U.S. Government, government agencies and high quality corporate issuers, including short-term investments comprised 95% of the investment portfolio.

Conference Call Details

Date:	Friday, August 12, 2016
Time:	10:00 a.m. Eastern Time
Participant Dial-In Numbers:
Domestic callers:	(877) 407-0619
International callers:	(412) 902-1012

Access by Webcast

The call will also be simultaneously webcast over the Internet via the “Investor Relations” section of PIH’s website at www.1347pih.com or by clicking on the conference call link: http://1347pih.equisolvewebcast.com/q2-2016. An audio recording of the call will be archived on the Company’s website.

Termination of Management Services Agreement

As previously communicated, on February 11, 2014, the Company entered into a Management Services Agreement (“MSA”) with 1347 Advisors, LLC (“Advisors”), a wholly owned subsidiary of Kingsway Financial Services, Inc., under which Advisors provided certain services to the Company, including forecasting, analysis of capital structure and reinsurance programs, and consultation in corporate development initiatives. Under the MSA, the Company was required to pay Advisors a monthly fee equal to 1% of direct written premiums. On February 24, 2015 the Company entered into an agreement which terminated the MSA, resulting in a one-time pre-tax charge of $5.4 million for the quarter ended March 31, 2015. By terminating the MSA, the Company is no longer required to pay the monthly fee to Advisors.

DEFINITION OF NON-U.S. GAAP FINANCIAL MEASURES

The Company assesses its results of operations using certain non-U.S. GAAP financial measures, in addition to U.S. GAAP financial measures. These non-U.S. GAAP financial measures are defined below. The Company believes these non-U.S. GAAP financial measures provide useful information to investors and others in understanding and evaluating its operating performance in the same manner as management does.

The non-U.S. GAAP financial measures should be considered in addition to, and not as a substitute for or superior to, any financial measures prepared in accordance with U.S. GAAP. The Company’s non-U.S. GAAP financial measures may be defined differently from time to time and may be defined differently than similar terms used by other companies, and accordingly, care should be exercised in understanding how the Company defines its non-U.S. GAAP financial measures.

The Company analyzes performance based on ratios common in the insurance industry such as loss ratio, expense ratio and combined ratio. The Company’s ratios are calculated as shown in the following table.

Ratio	Numerator	Divisor
Ceded ratio	Ceded premium earned minus ceded losses and loss adjustment expenses	Gross premium earned
Gross loss ratio	Gross losses and loss adjustment expenses	Gross premium earned
DPAC ratio	Amortization of deferred policy acquisition costs	Gross premium earned
G&A ratio	General and administrative expenses	Gross premium earned
Net loss ratio	Net losses and loss adjustment expenses	Net premium earned
Net expense ratio	Net losses and loss adjustment expenses plus amortization of deferred policy acquisition costs plus general and administrative expenses plus loss and amortization charges related to MSA termination	Net premium earned

The net combined ratio is calculated as the sum of the net loss ratio and the net expense ratio. A combined ratio below 100% demonstrates underwriting profit whereas a combined ratio over 100% demonstrates an underwriting loss.

About 1347 Property Insurance Holdings, Inc.

1347 Property Insurance Holdings, Inc. is a property and casualty insurance holding company incorporated in Delaware. The Company provides property and casualty insurance in Louisiana and Texas through its wholly-owned subsidiary Maison Insurance Company. The Company’s insurance offerings for personal and commercial customers currently include homeowners, wind and hail only, manufactured home and dwelling fire policies.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are not historical facts, and involve risks and uncertainties that could cause actual results to differ materially from those expected and projected. Words such as “expects”, “believes”, “anticipates”, “intends”, “estimates”, “seeks” and variations and similar words and expressions are intended to identify such forward-looking statements. Such forward-looking statements relate to future events or future performance, but reflect Company management’s current beliefs, based on information currently available. A number of factors could cause actual events, performance or results to differ materially from the events, performance and results discussed in the forward-looking statements. For information identifying important factors that could cause actual results to differ materially from those anticipated in the forward looking statements, please refer to the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015. Except as expressly required by applicable securities law, the Company disclaims any intention or obligation to update or revise any forward looking statements whether as a result of new information, future events or otherwise.

1347 PROPERTY INSURANCE HOLDINGS, INC. AND SUBSIDIARIES Consolidated Statements of Operations and Comprehensive Loss (in thousands, except share and per share data) (Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
Revenue:
Net premiums earned	$7,512	$6,251	$15,733	$12,269
Net investment income	127	79	242	157
Other income	254	155	517	459
Total revenue	7,893	6,485	16,492	12,885

Expenses:
Net losses and loss adjustment expenses	1,838	3,017	8,474	3,646
Amortization of deferred policy acquisition costs	2,063	1,571	4,053	3,097
General and administrative expenses	1,746	1,985	3,324	3,790
Loss on termination of Management Services Agreement (MSA)	—	—	—	5,421
Accretion of discount on Series B Preferred Shares	86	109	174	109
Total expenses	5,733	6,682	16,025	16,063

Income (Loss) before income tax expense (benefit)	2,160	(197)	467	(3,178)
Income tax expense (benefit)	820	(72)	242	(1,029)
Net income (loss)	$1,340	$(125)	$225	$(2,149)

Net income (loss) per share:
Basic	$0.22	$(0.02)	$0.04	$(0.34)
Diluted	$0.22	$(0.02)	$0.04	$(0.34)
Weighted average common shares outstanding:
Basic	6,097,043	6,355,475	6,104,061	6,356,793
Diluted	6,097,043	6,355,475	6,104,061	6,356,793

Consolidated Statements of Comprehensive Income (Loss)

Net income (loss)	$1,340	$(125)	$225	$(2,149)
Unrealized gains (losses) on investments available for sale, net of income taxes	93	(81)	321	(6)
Comprehensive income (loss)	$1,433	$(206)	$546	$(2,155)

1347 PROPERTY INSURANCE HOLDINGS INC. AND SUBSIDIARIES Consolidated Balance Sheets (in thousands, except share and per share data)

	June 30, 2016 (unaudited)	December 31, 2015
ASSETS
Investments:
Fixed income securities, at fair value (amortized cost of $25,276 and $20,332, respectively)	$25,658	$20,238
Equity investments, at fair value (cost of $1,000 and $0, respectively)	1,010	—
Short-term investments, at cost which approximates fair value	290	1,149
Limited liability investments, at cost which approximates fair value	387	248
Total investments	27,345	21,635
Cash and cash equivalents	45,565	47,957
Deferred policy acquisition costs, net	4,139	4,030
Premiums receivable, net of allowance for credit losses of $3 for both periods	2,211	2,395
Ceded unearned premiums	3,887	2,805
Reinsurance recoverable on paid losses	2,829	—
Reinsurance recoverable on loss and loss adjustment expense reserves	3,431	120
Funds deposited with reinsured companies	—	725
Current income taxes recoverable	1,006	965
Net deferred income taxes	203	506
Property and equipment, net	281	234
Intangible assets, net of accumulated amortization of $4 and $3, respectively	5	6
Other assets	820	705
Total assets	$91,722	$82,083

LIABILITIES
Loss and loss adjustment expense reserves	$5,884	$2,123
Unearned premium reserves	24,924	23,442
Ceded reinsurance premiums payable	5,700	3,283
Agent commissions payable	752	403
Premiums collected in advance	2,103	870
Accrued expenses and other liabilities	2,281	1,863
Series B Preferred Shares, $25.00 par value, 1,000,000 shares authorized, 120,000 shares issued and outstanding for both periods	2,527	2,593
Total liabilities	$44,171	$34,577

Commitments and contingencies

SHAREHOLDERS’ EQUITY
Common stock, $0.001 par value; 10,000,000 shares authorized; 6,108,125 and 6,358,125 issued and outstanding at June 30, 2016 and December 31, 2015, respectively	$6	$6
Additional paid-in capital	46,791	48,688
Retained earnings (deficit)	830	605
Accumulated other comprehensive income (loss)	259	(62)
	47,886	49,237
Less: treasury stock at cost; 49,119 and 224,851 shares as of June 30, 2016 and December 31, 2015, respectively	(335)	(1,731)
Total shareholders’ equity	47,551	47,506
Total liabilities and shareholders’ equity	$91,722	$82,083

Additional Information

Additional information about 1347 Property Insurance Holding, Inc., including its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2016 and its Annual Report on Form 10-K for the fiscal year ended December 31, 2015, can be found at the U.S. Securities and Exchange Commission’s website at www.sec.gov, or at PIH’s corporate website: www.1347pih.com.

CONTACT:	-OR-	INVESTOR RELATIONS:
1347 Property Insurance Holdings, Inc.		The Equity Group Inc.
Douglas N. Raucy		Jeremy Hellman, CFA
Chief Executive Officer		Senior Associate
(813) 579-6210 / draucy@maisonins.com		(212) 836-9626 / jhellman@equityny.com